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                                                                   Exhibit 23

                       Consent of Independent Auditors

The Board of Directors
The Pittston Company:

We consent to incorporation by reference in the registration statements
(Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040, 33-53565, 333-02219,
333-78631 and 333-78633) on Form S-8 of The Pittston Company of our report dated February 1, 2000 relating to the consolidated financial statements listed in the accompanying Index to Financial Statements and Schedules in Item 14(a)1 included in the 1999 Annual Report on Form 10-K of The Pittston Company, which report appears in the 1999 Annual Report on Form 10-K of The Pittston Company.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 1998 as a result of adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Richmond, Virginia
March 24, 2000